JACKSON NATIONAL LIFE INSURANCE COMPANY OF NEW YORK  EX-1.(5)(b)
                            2900 Westchester Avenue
                            Purchase, New York 10577
                                A STOCK COMPANY               [graphic omitted]
________________________________________________________________________________



Thank you for choosing Jackson National Life Insurance Company of New York ("The Company"). If You have any questions, please contact the Company at the Service
       Center address and telephone number shown on the Policy Data Page.

            THIS LAST SURVIVOR MODIFIED SINGLE PREMIUM VARIABLE LIFE
           INSURANCE POLICY OFFERED BY THE COMPANY IS A LEGAL CONTRACT
                          BETWEEN YOU AND THE COMPANY.

                           READ YOUR POLICY CAREFULLY.

We agree to pay to the Beneficiary the Death Benefit Proceeds, as described in the Death Benefit Provision, and any other Policy benefits payable due to the Last Surviving Insured's death if both Insureds die while this Policy is in force. This agreement is subject to the terms of this Policy.

            NO BENEFIT IS PAYABLE ON THE DEATH OF THE FIRST INSURED.

THE DEATH BENEFIT PROCEEDS AND AMOUNTS IN THE SEPARATE ACCOUNT ARE NOT GUARANTEED AND MAY INCREASE OR DECREASE BASED UPON THE INVESTMENT EXPERIENCE OF THE INVESTMENT DIVISION(S).

THE POLICY VALUES MAY INCREASE OR DECREASE IN ACCORDANCE WITH THE EXPERIENCE OF THE SEPARATE ACCOUNT, SUBJECT TO ANY MINIMUM GUARANTEES.

THE POLICY'S FIXED ACCOUNT VALUE IN THE GENERAL ACCOUNT WILL EARN INTEREST DAILY AT A MINIMUM GUARANTEED EFFECTIVE ANNUAL RATE. INTEREST IN EXCESS OF THE GUARANTEED RATE MAY BE APPLIED IN THE CALCULATION OF THE FIXED ACCOUNT VALUE AT SUCH RATES AS THE COMPANY MAY DETERMINE.

--------------------------------------------------------------------------------
                  NOTICE OF TWENTY-DAY RIGHT TO EXAMINE POLICY

YOU MAY RETURN THIS POLICY TO THE SELLING PRODUCER OR JACKSON NATIONAL LIFE INSURANCE COMPANY OF NEW YORK WITHIN 20 DAYS AFTER YOU RECEIVE IT. IF THIS POLICY WAS PURCHASED AS A REPLACEMENT, YOU MAY RETURN THIS POLICY TO THE SELLING PRODUCER OR THE COMPANY WITHIN 60 DAYS AFTER YOU RECEIVE IT. UPON RECEIPT OF THIS POLICY, THE COMPANY WILL REFUND THE FULL PREMIUM PAID. UPON SUCH REFUND, THIS POLICY SHALL BE VOID.
--------------------------------------------------------------------------------

LAST SURVIVOR MODIFIED SINGLE         THIS CONTRACT IS SIGNED BY
PREMIUM VARIABLE LIFE INSURANCE       THE COMPANY
POLICY. DEATH BENEFIT PAYABLE AT
DEATH OF LAST SURVIVING INSURED.      /s/ Clark P. Manning
PERIOD OF COVERAGE NOT                -------------------------------------
GUARANTEED. NONPARTICIPATING.         President and Chief Executive Officer

                                      /s/ Thomas J. Meyer
                                      -------------------------------------
                                      Secretary


VL1801NY

--------------------------------------------------------------------------------
                                TABLE OF CONTENTS
--------------------------------------------------------------------------------

Provision                                                 Page Number

POLICY DATA PAGE                                               3

DEFINITIONS                                                    4

GENERAL PROVISIONS                                             7

OWNERSHIP AND BENEFICIARY PROVISIONS                          12

ACCUMULATION PROVISIONS                                       13

TRANSFER PROVISIONS                                           15

WITHDRAWAL PROVISIONS                                         16

POLICY LOAN PROVISIONS                                        17

DEATH BENEFIT PROVISIONS                                      19

PAYMENT OPTION TABLE                                          22



VL1801NY                                                   2

--------------------------------------------------------------------------------
                                POLICY DATA PAGE
--------------------------------------------------------------------------------

Policy Number:                                 [9876543210]

Insured:                                       [John Doe]

Insured's Age/Sex:                             [35 Male]

Risk Classification:                           [Nontobacco]

Second Insured:                                [Jane Doe]

Second Insured's Age/Sex:                      [35 Female]

Risk Classification:                           [Nontobacco]

Initial Premium Amount:                        [$10,000]

Initial Maximum Allowable Premium:             [$10,000]

Guideline Single Premium:                      [$10,000]

Initial Death Benefit:                         [$94,306.24]

Issue Date:                                    [January 1, 2000]

Policy Date:                                   [January 1, 2000]

Maturity Date:                                 [January 5, 2065]

Allocation Date:                               [January 16, 2000]

Issue State:                                   New York

Owner:                                         [John Doe]

Joint Owner:                                   [Jane Doe]

Beneficiary(ies):                              [Daniel Doe]



VL1801NY                                                  3a

--------------------------------------------------------------------------------
                            POLICY DATA PAGE (CONT'D)
--------------------------------------------------------------------------------

                                 POLICY CHARGES

Annual Policy Maintenance Charge:       An Annual Policy Maintenance Charge
                                        of no more than $35.00 will be
                                        deducted annually from Your
                                        Policy Value on the Policy
                                        Anniversary.

                                        The Annual Policy Maintenance
                                        Charge is applied to those
                                        Policies where the Policy Value
                                        is less than $50,000 on the
                                        Policy Anniversary when the
                                        Annual Policy Maintenance Charge
                                        is due.

                                        On each Policy Anniversary the
                                        Annual Policy Maintenance Charge
                                        will be taken from the Fixed
                                        Account and the Investment
                                        Divisions in proportion to their
                                        current value.

                                        If a total Withdrawal is made on
                                        other than a Policy Anniversary,
                                        any applicable Annual Policy
                                        Maintenance Charge will be
                                        deducted.

Mortality and Expense Charge:           This charge
                                        is deducted on a daily basis and
                                        is equal to .90% annually during
                                        Policy Years 1 - 10, and .80%
                                        annually afterward, of the
                                        Separate Account Policy Value.

Administrative Charge:                  This charge is deducted
                                        on a daily basis and is equal to
                                        .30% annually during Policy Years
                                        1 - 10, and .15% annually
                                        afterward, of the Separate
                                        Account Policy Value.

Tax Charge:                             This  charge  is  deducted  on a daily
                                        basis  and is  equal to .40% annually
                                        of the  Separate  Account  Policy Value
                                        during the first 10 Policy Years.

Cost of Insurance Charge:               This  charge is  effective  as of the
                                        Policy Date and is deducted on
                                        the Issue Date and each Monthly
                                        Anniversary thereafter.

                                        The current Cost of Insurance
                                        Charge is determined by Us. The
                                        maximum for this charge, on a
                                        monthly basis, equals the
                                        Guaranteed Maximum Monthly Cost
                                        of Insurance Rate multiplied by
                                        the net amount at risk (Death
                                        Benefit discounted by one month's
                                        interest, minus the Policy Value)
                                        divided by 1000. This charge is
                                        deducted from the Investment
                                        Division(s) and the Fixed Account
                                        in proportion to their current
                                        value. See page 3g of this Policy
                                        for the maximum amounts that may
                                        be charged for insurance
                                        coverage.

VL1801NY                                                  3b

--------------------------------------------------------------------------------
                            POLICY DATA PAGE (CONT'D)
--------------------------------------------------------------------------------

Cost of Insurance Charge:               Part of the Cost of Insurance Charge is
(Continued)                             used to recover acquisition expenses
                                        arising from the issuance of the
                                        Policy. The expense recovery component ' is higher in early Policy Years.

                                        The Cost of Insurance Charge is
                                        currently expressed as a percent of
                                        the Policy Value. This charge will
                                        never exceed the maximum guaranteed
                                        cost based on the net amount at
                                        risk. The net amount at risk is
                                        based on the difference between the
                                        Death Benefit and the Policy Value.
                                        The use of a percentage of the
                                        Policy Value is done for simplicity
                                        and may not always bear a close
                                        relationship to the actual cost of
                                        providing the coverage.

                                        Changes in this Cost of Insurance
                                        Charge will be based on Our
                                        expectations of future mortality,
                                        persistency, and expense. Such
                                        changes may also be affected by past
                                        investment performance to the extent
                                        that it affects Our expectations as
                                        to the future insurance risk. For
                                        example, We may increase the
                                        percentage of Policy Value used in
                                        determining the Cost of Insurance
                                        Charge solely as a result of poor
                                        past investment performance.

Transfer Charge:                        A fee of $25.00 is  charged  for each
                                        transfer  in excess of 15 in any
                                        Policy  Year.   Any  Transfer   Charge
                                        is  deducted  from  the  amount
                                        transferred   prior  to  the  allocation
                                        to  the  new  Policy  Option. Transfer
                                        Charges will not be applied to transfers due to Dollar Cost Averaging or other asset allocation services provided by the Company, or if the SPECIAL TRANSFER
                                        OPTION is exercised.

Illustration Charge:                    A fee of up to $25.00 may be  charged
                                        for each  in-force  illustration
                                        in excess of one in any Policy Year.

Daily Deduction:                        The following deductions will be made on
                                        a daily basis:

                                          the Mortality and Expense Charge;
                                          the Administrative Charge;
                                          the Tax Charge (if any).

                                        The Daily Deduction will be taken on
                                        a proportional basis from each
                                        Investment Division.

VL1801NY                                                  3c

--------------------------------------------------------------------------------
                            POLICY DATA PAGE (CONT'D)
--------------------------------------------------------------------------------

Withdrawal Charge:                      The Company may assess a Withdrawal
                                        Charge upon withdrawal as follows:

                                             Completed
                                            Years Since
                                            Receipt of           Percent of
                                              Premium              Premium
                                                 0                  9.00%
                                                 1                  8.00%
                                                 2                  7.00%
                                                 3                  6.00%
                                                 4                  5.00%
                                                 5                  4.00%
                                                 6                  3.00%
                                                 7                  2.00%
                                                 8                  1.00%
                                         9 and thereafter           0.00%

                                        The Withdrawal Charge is assessed to
                                        compensate Us for sales expenses and
                                        any premium taxes incurred by Us on
                                        Your behalf.

                                        A specified amount of the Withdrawal
                                        Value may be withdrawn free of
                                        Withdrawal Charges each Policy Year
                                        (see Withdrawal Provisions).

            TRANSFERS, PREMIUMS, LOANS, WITHDRAWALS, SEPARATE ACCOUNT

Transfers:                              FROM INVESTMENT  DIVISION TO INVESTMENT
                                        DIVISION.  You may transfer all or a
                                        portion of Your value in one Investment
                                        Division to another Investment
                                        Division.

                                        FROM  INVESTMENT  DIVISION TO THE FIXED
                                        ACCOUNT.  You may transfer all or
                                        a  portion  of Your  value in the
                                        Investment  Division(s)  to the  Fixed
                                        Account.

                                        FROM THE FIXED ACCOUNT TO AN
                                        INVESTMENT DIVISION. You may only make
                                        one transfer from the Fixed Account to
                                        any Investment Division(s) during any
                                        Policy Year (except in the case of
                                        Dollar Cost Averaging). This transfer
                                        from the Fixed Account may not exceed
                                        the greater of $5,000 (or your Fixed
                                        Account Value, if less) or 25% of your
                                        Fixed Account Value (except in the
                                        case of Dollar Cost Averaging).


VL1801NY                                                  3d

--------------------------------------------------------------------------------
                            POLICY DATA PAGE (CONT'D)
--------------------------------------------------------------------------------

Premiums:                               The initial  Premium  amount  must be at
                                        least  $10,000.  Any  subsequent
                                        Premiums, if allowed by Us, must be at least $1,000. The Company may waive these minimums at any time.

                                        Any initial Premium designated by You
                                        for the Fixed Account will be
                                        allocated to that account on the Issue
                                        Date, and will remain there until
                                        otherwise instructed by You. Any
                                        initial Premium designated for the
                                        Investment Divisions will first be
                                        allocated to a money market Investment
                                        Division on the Issue Date. On the
                                        Allocation Date the amount in Your
                                        money market Investment Division will
                                        be allocated to the Investment
                                        Divisions specified by You in the
                                        application, or Your most recent
                                        instructions received by Us.

                                        The Owner may allocate initial Premium
                                        among the Fixed Account and the
                                        Investment Divisions. Such allocation
                                        may be made in any percentage from 0%
                                        to 100% in whole percentages.

                                        Subject to the guideline premium
                                        limitation as defined in the Internal
                                        Revenue Code (as amended), We will
                                        accept additional Premium at any time.
                                        In order for this Policy to be treated
                                        as life insurance under the Internal
                                        Revenue Code (as amended), the sum of
                                        all Premiums paid may not exceed the
                                        Maximum Allowable Premium. We reserve
                                        the right to refuse any Premium that
                                        would cause the Policy to be
                                        disqualified as life insurance under
                                        the Internal Revenue Code (as
                                        amended). We will refund the excess of
                                        any Premium payment made over the
                                        maximum amount that could be paid
                                        without disqualifying the Policy as
                                        life insurance as defined in the
                                        Internal Revenue Code (as amended).
                                        Any additional Premium that results in
                                        an increase in the Death Benefit will
                                        be accepted by Us only after We
                                        receive acceptable evidence of
                                        insurability of each Insured. The
                                        actual amount of any additional
                                        Premium will affect the Policy Value
                                        and the amount and duration of the
                                        Death Benefit provided by this Policy.

                                        Any additional Premium will be
                                        allocated according to Your most
                                        recent instructions.

                                        The entire Premium as paid will be
                                        deemed earned when received by Us. No
                                        refund of any portion of the Premium
                                        will be made as the result of a death
                                        claim.


VL1801NY                                                  3e

--------------------------------------------------------------------------------
                            POLICY DATA PAGE (CONT'D)
--------------------------------------------------------------------------------

Premiums (Continued):                   The Policy might not mature even if
                                        additional  Premiums are paid due to
                                        change in the current interest rate being credited on the Fixed
                                        Account,  the  investment  performance
                                        of  the  funds  in  the  Separate
                                        Account, changes in the current expense
                                        loads  or Cost of  Insurance Charges,
                                        loans and partial withdrawal activity,
                                        or  Death  Benefit changes.

Loans:                                  The Policy Loan Rate is 6%.

                                        The rate of interest credited to
                                        Preferred Loans is 6%.

                                        The rate of interest credited to
                                        Regular Loans is 4%.

Withdrawals:                            Minimum Partial Withdrawal: $500 or the
                                        entire Policy Value if less.

Separate Account:                       Jackson National Life of New York
                                        Separate Account IV.

                                 POLICY OPTIONS

An Owner may not allocate Policy Values to more than 21 Policy Options at any one time. The Company may waive this restriction at its discretion.

FIXED ACCOUNT:                          Earns an annually  declared  rate of
                                        interest  guaranteed  to be at least
                                        3%.

Investment Divisions:                   Investment Divisions as indicated on
                                        the application or supplemental
                                        application.



VL1801NY                                                  3f

--------------------------------------------------------------------------------
                            POLICY DATA PAGE (CONT'D)
--------------------------------------------------------------------------------

                   TABLE OF MINIMUM DEATH BENEFIT PERCENTAGES


  ATTAINED              DEATH             ATTAINED               DEATH
     AGE               BENEFIT               AGE                 BENEFIT
                     PERCENTAGE                                PERCENTAGE

0 through 40            250%                 61                   128%
     41                 243%                 62                   126%
     42                 236%                 63                   124%
     43                 229%                 64                   122%
     44                 222%                 65                   120%
     45                 215%                 66                   119%
     46                 209%                 67                   118%
     47                 203%                 68                   117%
     48                 197%                 69                   116%
     49                 191%                 70                   115%
     50                 185%                 71                   113%
     51                 178%                 72                   111%
     52                 171%                 73                   109%
     53                 164%                 74                   107%
     54                 157%            75 through 90             105%
     55                 150%                 91                   104%
     56                 146%                 92                   103%
     57                 142%                 93                   102%
     58                 138%                 94                   101%
     59                 134%           95 through 100             100%
     60                 130%

The Minimum Death Benefit percentages comply with Section 7702 of the Internal Revenue Code (as amended).



VL1801NY                                                  3g

--------------------------------------------------------------------------------
                            POLICY DATA PAGE (CONT'D)
--------------------------------------------------------------------------------

          TABLE OF GUARANTEED MAXIMUM MONTHLY COST OF INSURANCE RATES
                         PER $1,000 NET AMOUNT AT RISK

---------- ---------------------------- ----------- ----------------------------
  Policy    Maximum Monthly Cost per      Policy      Maximum Monthly Cost per
   Year              $1,000                Year               $1,000
---------- ---------------------------- ----------- ----------------------------
     1            0.0002167                34              0.7181333
     2            0.0007000                35              0.8413833
     3            0.0012917                36              0.9879167
     4            0.0019917                37              1.1652417
     5            0.0028333                38              1.3821417
     6            0.0038750                39              1.6447083
     7            0.0051167                40              1.9552333
     8            0.0065750                41              2.3140417
     9            0.0082917                42              2.7198667
    10            0.0103000                43              3.1724417
    11            0.0126833                44              3.6759917
    12            0.0154750                45              4.2428000
    13            0.0187417                46              4.8902167
    14            0.0225583                47              5.6354917
    15            0.0270667                48              6.4950333
    16            0.0324250                49              7.4696083
    17            0.0388333                50              8.5492167
    18            0.0465917                51              9.7186333
    19            0.0559333                52             10.9650333
    20            0.0669083                53             12.2768167
    21            0.0798917                54             13.6476417
    22            0.0949167                55             15.0844500
    23            0.1119667                56             16.5962750
    24            0.1316167                57             18.2119333
    25            0.1547917                58             19.9858917
    26            0.1823667                59             22.0471750
    27            0.2156083                60             24.6879583
    28            0.2565250                61             28.4788750
    29            0.3068333                62             34.5195750
    30            0.3670417                63             44.7758750
    31            0.4378250                64             61.9954083
    32            0.5194417                65+            83.3333333
    33            0.6123000
--------------------------------------------------------------------------------
The Guaranteed Maximum Monthly Cost of Insurance Rates do not exceed rates based on the 1980 Commissioner's Standard Ordinary table, age last birthday.


VL1801NY                                                  3h

--------------------------------------------------------------------------------
                            POLICY DATA PAGE (CONT'D)
--------------------------------------------------------------------------------

"S&P(R)" is a trademark of the McGraw Hill Companies, Inc. and has been licensed for use by the Company. This Policy is not sponsored, endorsed, sold or promoted by Standard & Poor's and Standard & Poor's makes no representation regarding the advisability of purchasing this Policy.

This Policy is not sponsored, endorsed, sold or promoted by Dow Jones. Dow Jones makes no representation or warranty, express or implied, to the owners of this Policy or any member of the public regarding the advisability of purchasing this Policy. Dow Jones' only relationship to Jackson National Life Insurance Company of New York (JNLNY) is the licensing of certain copyrights, trademarks, servicemarks and service names of Dow Jones. Dow Jones has no obligation to take the needs of JNLNY or the owners of this Policy into consideration in determining, composing or calculating the Dow Jones Industrial AverageSM. Dow Jones is not responsible for and has not participated in the determination of the terms and conditions of this Policy to be issued, including the pricing or the amount payable under the Policy. Dow Jones has no obligation or liability in connection with the administration or marketing of this Policy.

DOW JONES DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE DOW JONES INDUSTRIAL AVERAGESM OR ANY DATA INCLUDED THEREIN AND DOW JONES SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. DOW JONES MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY JNLNY, OWNERS OF THIS POLICY, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE DOW JONES INDUSTRIAL AVERAGESM OR ANY DATA INCLUDED THEREIN. DOW JONES MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE DOW JONES INDUSTRIAL AVERAGESM OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL DOW JONES HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN DOW JONES AND JNLNY.



Service Center:                               Express Mail:
[Jackson National Life Insurance Company      [Jackson National Life Insurance
of New York                                   Company of New York
2900 Westchester Avenue                       2900 Westchester Avenue
Purchase, New York 10577                      Purchase, New York 10577
888/367-5651]                                 888/367-5651]

VL1801NY                                                  3i

--------------------------------------------------------------------------------
                                   DEFINITIONS
--------------------------------------------------------------------------------

The following are key words used in this Policy. They are important in describing both Your rights and Ours. When they are used, they are capitalized. As You read Your Policy, refer back to these definitions.

ACCUMULATION UNIT. A unit of measure used to calculate the value in an Investment Division.

ALLOCATION DATE: The date as shown on the Policy Data Page, on which the amount in your money market Investment Division is initially allocated to the Policy Options of Your choice.

ATTAINED AGE. The youngest Insured's age on the Policy Date, plus the number of full years since the Policy Date.

BENEFICIARY(IES). The person(s) or entity(ies) designated to receive the Death Benefit Proceeds upon the death of the Last Surviving Insured.

BUSINESS DAY. Each day when the New York Stock Exchange is open for business. The Business Day ends when the New York Stock Exchange closes, usually 4:00 p.m. Eastern time.

CONTESTABLE PERIOD. A two-year period which begins on the Issue Date of the Policy, the date of Reinstatement of a lapsed Policy, or the effective date of an increase in coverage of the Policy or a change in risk classification of either Insured, whichever occurs later.

DAILY DEDUCTION. Those charges against the Investment Divisions made on a daily basis as described on the Policy Data Page.

DEATH BENEFIT. Initial Death Benefit as shown on the Policy Data Page less reductions due to any partial withdrawals plus any increase in coverage due to additional Premiums, or the Minimum Death Benefit, if greater.

DEATH BENEFIT PROCEEDS. The amount that We will pay to the Beneficiary(ies) on the death of the Last Surviving Insured while this Policy is in force.

DEBT. All unpaid Policy loans plus accrued interest on such loans.

EARNINGS. Policy Value minus Remaining Premium.

FIXED ACCOUNT. A Policy Option that earns an annually declared rate of interest. Allocations made to the Fixed Account are part of the General Account of the Company.

FIXED ACCOUNT VALUE. The Fixed Account Value is: (1) the Premium and any subsequent amounts allocated to the Fixed Account; plus (2) any interest credited; less (3) any amounts canceled or withdrawn for transfers, Annual Policy Maintenance Charges, Cost of Insurance Charges, or withdrawals.

VL1801NY                                                   4

--------------------------------------------------------------------------------
                              DEFINITIONS (CONT'D)
--------------------------------------------------------------------------------

GENERAL ACCOUNT. An account maintained by the Company for all assets not allocated to a Separate Account or other segregated account.

INSURED(S). The persons whose lives are covered by this Policy.

INVESTMENT DIVISION(S). A Policy Option within the Separate Account. Values in the Investment Divisions will go up or down depending on the performance of the underlying Portfolios. The Investment Division(s) are named on the application.

ISSUE DATE. The date the Policy was issued by the Company, as shown on the Policy Data Page, which begins the Contestable and Suicide periods.

JOINT OWNER. If there is more than one Owner, each Owner shall be a Joint Owner of the Policy. Joint Owners have equal ownership rights and each must authorize any exercising of those ownership rights under this Policy.

LAST SURVIVING INSURED. The Insured who survives after the death of one of the Insureds. If both Insureds die simultaneously, the Last Surviving Insured will be the younger of the Insureds.

LOAN ACCOUNT. An account that is part of the General Account in which funds from Your Investment Divisions and the Fixed Account are placed as security for Your loan.

LOAN ACCOUNT VALUE. The amount set aside in the Loan Account to secure any Debt and interest credited thereon.

MATURITY DATE. The Policy Anniversary on or after the younger of the Insured's 100th birthday.

MAXIMUM ALLOWABLE PREMIUM. The maximum total Premium that We will permit to be paid for this Policy. This amount is set to comply with the limit required to qualify this Policy as life insurance under the Internal Revenue Code (as amended). This amount may be adjusted due to Policy changes.

MINIMUM DEATH BENEFIT. The Policy Value multiplied by the death benefit percentage based upon the youngest Insured's age, as shown on page 3g, the Policy Data Page.

MONTHLY ANNIVERSARY. The same date as the Policy Date for each succeeding month, except that for those months not having such a day, it will be the next Business Day after the last day of the month.

MORTALITY AND EXPENSE CHARGE. This amount covers the risks assumed by Us that the Cost of Insurance Charge specified in the Policy will be insufficient to meet the actual claims incurred by Us. In addition, this amount covers Our risk that Our actual expenses for issuing and administering Your Policy will exceed the Annual Policy Maintenance Charge.

OWNER ("YOU," "YOUR"). The person or entity shown on the Policy Data Page who is entitled to exercise all rights and privileges under this Policy. If Joint Owners are named all references to Owner shall mean Joint Owners.

VL1801NY                                                   5

--------------------------------------------------------------------------------
                              DEFINITIONS (CONT'D)
--------------------------------------------------------------------------------

POLICY. This Last Survivor Modified Single Premium Variable Life Insurance contract between You and Us.

POLICY ANNIVERSARY. An annual anniversary of the Policy Date.

POLICY DATE. The date Your coverage under this Policy begins.

POLICY LOAN RATE.  The  interest  rate  charged on Policy loans (see Policy Data
Page).

POLICY OPTION. The Fixed Account or an Investment Division offered by Us under this Policy. (Each Policy Option is more fully explained in the Accumulation Provisions.)

POLICY VALUE. The sum of the Separate Account Policy Value, the Fixed Account Value, and the Loan Account Value.

POLICY YEAR. The twelve-month period immediately following the Policy Date or any Policy Anniversary.

PORTFOLIO(S). A portfolio of a mutual fund in which the Investment Division invests.

PREMIUM(S). Considerations paid into this Policy by or on behalf of the Owner.

REMAINING PREMIUM. The total Premium in the Policy reduced due to withdrawals. The Remaining Premium will be reduced by the withdrawal of Premiums that incur Withdrawal Charges, as well as the withdrawal of Premiums that are no longer subject to Withdrawal Charges.

RIDER. A form which supplements the Policy or which provides additional benefits. When a Rider is attached to the Policy it becomes a part of the Policy and is subject to all the terms of the Policy unless We state otherwise in the Rider.

SEPARATE ACCOUNT. A segregated asset account established and maintained by the Company in which a portion of Our assets has been allocated for this and certain other policies. It is shown in the Policy Data Page.

SEPARATE ACCOUNT POLICY VALUE. The current value of the amounts allocated to the Investment Divisions within the Separate Account of the Policy.

SERVICE CENTER. The Company's address and telephone number as specified on the Policy Data Page or as may be designated by Us from time to time.

WE, OUR, US, THE COMPANY, JNLNY. Jackson National Life Insurance Company of New York.

WITHDRAWAL CHARGE. The charge assessed against certain withdrawals. (Please see Policy Data Page and Withdrawal Provisions.)

WITHDRAWAL VALUE. The Policy Value reduced by any applicable Withdrawal Charge, taxes payable, outstanding Annual Policy Maintenance Charge, and any Debt. A detailed statement of the method of computation of Withdrawal Values and other nonforfeiture benefits is on file with the State of New York Superintendent of Insurance.

WRITTEN REQUEST. Information or instructions given to Us in writing in a form satisfactory to Us. A Written Request takes effect when We accept it and it is received at Our Service Center.

VL1801NY                                                   6

--------------------------------------------------------------------------------
                               GENERAL PROVISIONS
--------------------------------------------------------------------------------

ASSIGNMENT. The Owner may assign this Policy while it is in force, but We will not be bound by any assignment unless it is in writing and has been received at the Company's Service Center. An assignment will take effect when received by the Company. We are not responsible for any payment made before an assignment is received. The Owner may exercise these rights subject to the interest of any assignee or irrevocable beneficiary. We assume no responsibility for the validity or tax consequences of any assignment. If You make an assignment, You may have to pay income tax. You are encouraged to seek legal and/or tax advice.

BASIS OF VALUE. Values and reserves are determined in accordance with procedures that recognize the variable nature of the values attributable to the Separate Account. The method of calculating these values is consistent with the regulations of the State of New York.

CHANGES IN POLICY COST FACTORS. Changes in Policy cost factors (interest rates We credit on the Fixed Account Value, Cost of Insurance Charges) will be determined by class and on future expectations for such elements as investments earnings, mortality, persistency, expenses, and taxes. Any changes in Policy cost factors will be determined in accordance with procedures and standards on file with the State of New York Superintendent of Insurance.

CHARGES AND FEES. The Company may assess charges or fees under the Policy. Please see the Policy Data Page for more information as to charges or fees.

CONFORMITY WITH STATE LAWS. This Policy will be interpreted under the laws of the State of New York. Any provision that is in conflict with New York law is amended to conform to the minimum requirements of such law.

CONTESTABILITY. All statements made in the application will be deemed representations and not warranties. No statement will void this Policy or be used as a defense to a claim unless it is contained in the written application. This Policy may not be contested after it has been in force during the lifetime of both Insureds for two years from the Issue Date except for nonpayment of any required Premium.

If an Insured dies during a Contestable Period, the Company may investigate the circumstances surrounding the original application, reinstatement application, or application for increase in coverage or change in risk classification. A reinstated or modified Policy may be contested only with respect to material misrepresentations made in the application for such reinstatement or request for Policy changes. In the case of an increase in coverage, only the amount of the increase over the Death Benefit prior to the application for increase in coverage may be contested for two years from date of increase, with respect to material misrepresentations made in such application.

As  part  of  the  contestable  investigation,   the  Company  may  require  the
Beneficiary(ies) to sign certain authorizations necessary for release of medical records and other information relating to an Insured.


VL1801NY                                                   7

--------------------------------------------------------------------------------
                           GENERAL PROVISIONS (CONT'D)
--------------------------------------------------------------------------------

DEFERMENT OF PAYMENTS. We may defer making payments to You from the Fixed Account for up to six months, subject to New York law. Interest, subject to state requirements, will be credited during this deferral period.

DOLLAR COST AVERAGING. The Owner may arrange to have a regular amount of money periodically transferred automatically from the Fixed Account or one of the Investment Divisions of the Policy to any other Investment Division(s). Any election of Dollar Cost Averaging must be for a period of not less than 12 months.

ENTIRE CONTRACT. The Policy, attached application, supplemental applications, and any applicable riders, endorsements and amendments together make up the entire contract between You and the Company.

GRACE PERIOD. This Policy will lapse 61 days after notice is mailed to You that the Withdrawal Value of the Policy is below or equal to $0. This 61-day period is the Grace Period.

If the Last Surviving Insured dies during the Grace Period, any overdue Cost of Insurance Charge and Annual Policy Maintenance Charge will be deducted from Death Benefit Proceeds in effect immediately prior to the Grace Period.

At the beginning of the Grace Period We will mail to You and any assignee written notice of the amount necessary to continue this Policy in force through the end of the Grace Period. The amount required will be a minimum amount that will pay at least two months of Cost of Insurance Charge plus any Annual Policy Maintenance Charge due before the end of the Grace Period. If that amount is not paid by the end of the Grace Period, the Policy will lapse without value and coverage will end.

ILLUSTRATIONS. Upon request We will provide You with an illustration projecting future benefits under this Policy. We reserve the right to charge You for such illustration, as stated on the Policy Data Page.

MISSTATEMENT OF AGE OR SEX. If the age or sex of either Insured is incorrectly stated, and the error is discovered before a claim is made, then all values relevant to the Policy will be recalculated from the Policy Date assuming the correct age and sex. If the recalculated Policy Value indicates that the Policy would have lapsed, payment of a premium sufficient to make the Policy Value positive will be required.

If a death claim is in process when the error is discovered, then the Death Benefit will be adjusted to the amount that the Premiums paid would have purchased at the correct age and sex.




VL1801NY                                                   8

--------------------------------------------------------------------------------
                           GENERAL PROVISIONS (CONT'D)
--------------------------------------------------------------------------------

MODIFICATION OF POLICY. Any change or waiver of the provisions of this Policy must be in writing and signed by the President, a Vice President, the Secretary, or Assistant Secretary of the Company. No broker or producer has authority to change or waive any provision of this Policy.

We may amend or waive any portion of this Policy without notice or Your consent to comply with any applicable federal or state laws, including but not limited to, requirements for life insurance policies under the Internal Revenue Code (as amended). Any such change or waiver will be subject to the New York State Insurance Department's prior approval. You have the right to refuse any such changes. However, in such an event, We cannot accept responsibility for the tax treatment of this Policy.

NONPARTICIPATING. This Policy does not pay dividends nor does it share in the surplus or revenue of the Company.

PAYMENT OF PREMIUMS. The first Premium must be paid at or before issue of the Policy. No coverage under this Policy will be provided prior to the payment of the required Premium.

PROOF OF AGE, SEX OR SURVIVAL. The Company may require satisfactory proof of correct age or sex, as applicable, of an Insured at any time. If any payment under this Policy is contingent upon an Insured, Owner, or Beneficiary being alive, the Company may require satisfactory proof of such survival.

REBALANCING. The Owner may elect, on a form provided by the Company, to have his/her Separate Account Policy Value reallocated among Investment Divisions in designated percentages on a periodic basis (monthly, quarterly, semi-annual or annual basis, or at such other time interval as approved by the Company). There is no processing fee for this service.

REDUCED PAID-UP INSURANCE. If you elect not to pay any further premium payments, You may elect to purchase Reduced Paid-Up Insurance. Under this option, the Death Benefit is determined by applying the Policy Value as a net single premium at the Insured's Attained Age, sex and risk classification. Reduced Paid-Up Insurance has a policy value based on interest credited at 4%, monthly cost of insurance deductions based on the death benefit under this option the Commissioners' 1980 Standard Ordinary Mortality Table, male or female, smoker or nonsmoker. The Annual Policy Maintenance Charge is not deducted.

REINSTATEMENT. If this Policy lapses for any reason other than a full withdrawal, it may be reinstated within three years of the date this Policy lapsed, and prior to the Maturity Date, subject to the following:

     1. Your  written  request  for  reinstatement  is  received  at Our Service
     Center;
     2. You provide Us with satisfactory evidence of each Insureds' insurability at the same risk classification as at the time of issuance of the Policy;

VL1801NY                                                   9

--------------------------------------------------------------------------------
                           GENERAL PROVISIONS (CONT'D)
--------------------------------------------------------------------------------

     3. You provide payment of Premium sufficient to cover the past due Cost of Insurance Charges and any Annual Policy Maintenance Charge for the coverage provided by Us during the Grace Period, plus an additional amount sufficient to keep the Policy in force for three months after the date of reinstatement; and
     4. You provide payment, or agree to the reinstatement of any loans against the Policy, including all past due interest on the loan from the date of lapse of this Policy to the date of reinstatement. The total reinstated Loan will be allocated at that time to the Loan Account.

The effective date of the reinstatement is the next Business Day following approval by Us of Your application for reinstatement.

Any reinstatement will become incontestable during the lifetime of both Insureds after two years from the date of such reinstatement. The basis for contesting any reinstatement will be limited to any material misrepresentations made in the application for such reinstatement.

Once reinstated, We will maintain the Death Benefit under the Policy at least until the end of the three-month period after the Policy is reinstated.

The Death Benefit of the reinstated Policy cannot exceed the Death Benefit at the time of lapse.

The Policy Value on the reinstatement date will equal:

     1. The Policy Value at the time of lapse; plus

     2. Any additional amounts paid into the Policy that are not considered payment of past due charges or loan repayments.

The portion of the Policy Value not allocated to the Loan Account on the reinstatement date will be allocated to the Investment Divisions and the Fixed Account according to Your most recent Premium allocation instructions.

The Withdrawal Charge in effect upon reinstatement will be the Withdrawal Charge that existed on the date the Policy lapsed.

REPORTS. The Company will send You a report about Your Policy at least once a year. This report will show You the current status of the Policy Value. It will also show any charges (as specified on the Policy Data Page) applied since the last report, interest credited, withdrawals taken, the current Death Benefit at the end of the current report period, and any other information required by New York law. They shall be addressed to the last address of the Owner known to the Company.

SUBSTITUTION OF INVESTMENT PORTFOLIOS. We may substitute another underlying Portfolio without Your consent. Substitution would occur if We determine that the use of such underlying investment is no longer possible or We determine it is no longer appropriate for the purposes of the Policy. No substitution will be made without notice to You and without the prior approval of the Securities and Exchange Commission and prior approval of the New York Insurance Department.
Should a substitution, addition, or deletion occur, You will be allowed to select from the then current Investment Divisions and substitution may be made with respect to both existing Policy Value in that Investment Division and the allocation of future Premiums.

VL1801NY                                                  10

--------------------------------------------------------------------------------
                           GENERAL PROVISIONS (CONT'D)
--------------------------------------------------------------------------------

SUSPENSION OF PAYMENTS. The Company, to the extent permitted or required under the Federal Investment Act of 1940, may suspend or postpone any transfers or payments to or from the Investment Divisions if any of the following occur:

     1. The New York Stock Exchange is closed (other than customary weekend and holiday closings);

     2. Trading on the New York Stock Exchange is restricted; or

     3. An emergency exists such that it is not reasonably practical to dispose of securities in the Separate Account or to determine the value of its assets.

The applicable rules and regulations of the Securities and Exchange Commission will govern whether the conditions described in 2. and 3. exist.

The types of payments from the Investment Divisions the Company may suspend or postpone are:

     1. Determination and payment of Withdrawals;

     2. Determination and payment of any Death Benefit; and

     3. Payment of loans.

SUICIDE. If either of the Insureds die by suicide within two years from the Issue Date of the Policy, Our liability with respect to this Policy will terminate. We will return to You an amount equal to the Premiums paid, adjusted for any partial withdrawals and any Debt.

If either of the Insureds die by suicide within two years from the effective date of any increase in coverage, Our liability with respect to the increase will terminate. We will return to You an amount equal to the Premiums paid for such increase in coverage, adjusted for any partial withdrawals and any Debt associated with such increase.

TAXABLE STATUS. If this Policy is not a modified endowment contract (MEC), a request for a Policy change that would trigger a change to a MEC status will not be processed unless You specify otherwise in writing. Such changes could include a change in risk classification, change in coverage, withdrawal, or any other change specified in the Internal Revenue Code (as amended).

TAXES. The Company may deduct from the Policy Value any applicable taxes payable to a state or other government entity because of this Policy. Should We advance any amount so due, We are not waiving any right to collect such amount at a later date. In addition, the Company will deduct any withholding taxes required by applicable law as a result of any withdrawals from this Policy.

WRITTEN NOTICE. Any notice We send to the Owner will be sent to the Owner's last known address unless the Owner requests otherwise in writing. Any written request or notice from You must be sent to the Service Center, unless We advise You otherwise. You are responsible for promptly notifying the Company of any address change.

VL1801NY                                                  11

--------------------------------------------------------------------------------
                      OWNERSHIP AND BENEFICIARY PROVISIONS
--------------------------------------------------------------------------------

GENERAL. During the lifetime of the Insureds, all rights under this Policy belong to the Owner(s). If the Policy has Joint Owners, the consent of all Owners is required for Policy changes. Upon the death of a Joint Owner, all rights shall be vested in the surviving Owner(s).

CHANGE OF OWNERSHIP. The ownership of this Policy may be changed by the Owner(s) at any time during either Insured's lifetime. Any change must be made by Written Request to the Service Center. A change will take effect on the date the notice is signed. However, the change will not apply to any payments made or actions taken by Us before notice of such change is accepted and received at Our Service Center. If You change the ownership, you may have to pay income tax. You are encouraged to seek legal and/or tax advice.

BENEFICIARY. The Owner may designate the Beneficiary(ies) to receive any amount payable under this Policy on the Last Surviving Insured's death. The original Beneficiary(ies) will be named in the application. If two or more persons are named as Primary Beneficiary(ies), those surviving the Last Surviving Insured will share equally unless otherwise stated.

The Owner may change the Beneficiary(ies) by submitting a Written Request to the Service Center, unless an irrevocable Beneficiary(ies) designation was previously filed. Any change will take effect when received by the Company. The Company is not liable for any payment made or action taken before the Company receives the change.

DEATH OF BENEFICIARY. The interest of any Beneficiary who dies before the Last Surviving Insured will end at the death of the Beneficiary. The interest of any Beneficiary who dies at the time of or within ten days after the death of the Last Surviving Insured will also end if no Death Benefit Proceeds have been paid to the Beneficiary. If no Primary Beneficiary(ies) survives the Last Surviving Insured, benefits will be paid to any surviving Contingent Beneficiary(ies), if named, in equal shares, unless otherwise stated. If there are no surviving Beneficiaries at the death of the Last Surviving Insured, the Death Benefit Proceeds will be paid to the Owner, or the Owner's estate if the Owner does not survive to receive payment.

VL1801NY                                                  12

--------------------------------------------------------------------------------
                             ACCUMULATION PROVISIONS
--------------------------------------------------------------------------------

SEPARATE ACCOUNT. The Separate Account is designated on the Policy Data Page. It consists of assets We have set aside and have kept separate from the rest of Our assets and those of Our other separate accounts. These Policy assets in the Separate Account are not chargeable with liabilities arising out of any other business the Company may conduct. All the income, gains, and losses resulting from these assets are credited to or charged against the variable life insurance policies supported by the Separate Account, and not against any other policies or contracts the Company may issue. The assets of the Separate Account will be available to cover the liabilities of Our General Account only to the extent that the assets of the Separate Account exceed the liabilities of the Separate Account arising under the variable life insurance policies supported by the Separate Account. The Separate Account consists of several Investment Divisions. The assets of the Separate Account shall be valued at least as often as any benefits of this Policy, but in no event will such valuation be less frequent than monthly.

Investment Divisions. The Policy offers Investment Divisions. The Investment Divisions available at issue are shown on the application.

Accumulation Units. The Separate Account Policy Value will go up or down depending on the performance of the Investment Division(s). In order to monitor the Separate Account Policy Value, the Company uses a unit of measure called an Accumulation Unit. The value of an Accumulation Unit may go up or down from Business Day to Business Day. Adjustments to the Separate Account Policy Value, such as withdrawals, Withdrawal Charges, transfers, allocations to the Loan Account, Annual Policy Maintenance Charges, and Cost of Insurance Charges result in a redemption of Accumulation Units. Cost of Insurance Charges and Annual Policy Maintenance Charges redeemed are based on the proportion that the value of the Investment Division bears to the Policy Value less the Loan Account Value. The number of Accumulation Units redeemed is determined by dividing the amount of the adjustment by the Accumulation Unit Value for that Investment Division at the close of the Business Day. These adjustments do not affect the value of the Accumulation Units.

When You make an allocation or transfer to the Investment Division(s), the Company credits Your Policy with Accumulation Units. The number of Accumulation Units credited is determined by dividing the amount allocated by the Accumulation Unit Value for that Investment Division at the close of the Business Day.

Accumulation Unit Value. The Company determines the value of an Accumulation Unit for each of the Investment Divisions. This is done by:

     1. Determining the total value of assets held in the particular Investment Division;

     2. Subtracting from the amount any Daily Deductions; and

     3. Dividing this amount by the number of outstanding Accumulation Units.

The Accumulation Unit is calculated before credit or redemptions of Accumulation Units are processed.

FIXED ACCOUNT. You may allocate Premium or make transfers to the Fixed Account while the Policy is in force, subject to the provisions of the Policy.

VL1801NY                                                  13

--------------------------------------------------------------------------------
                        ACCUMULATION PROVISIONS (CONT'D)
--------------------------------------------------------------------------------

Fixed Account Value. The Fixed Account Value is determined in the following manner:

     o The initial Premium is allocated to the Fixed Account as designated by the Owner pursuant to the terms of the Policy.

     o Subsequent amounts may be allocated to the Fixed Account pursuant to the terms of the Policy.

     o On each Monthly Anniversary, the Cost of Insurance Charge is deducted based on the proportion that the Fixed Account Value bears to the Policy Value less the Loan Account Value.

     o On each Policy Anniversary, the Annual Policy Maintenance Charge is deducted based on the proportion that the Fixed Account Value bears to the Policy Value less the Loan Account Value.

     o On each Business Day, amounts are deducted to reflect any partial withdrawals, Withdrawal Charges, transfers, and amounts allocated to the Loan Account, when such event occurs.

     o Interest is credited on each Business Day as described below.

Interest To Be Credited. The Company will credit interest to the Fixed Account. Such interest will be credited at the annual effective interest rate the Company prospectively declares from time to time, at the sole discretion of the Company. The rate in effect at the time an allocation is made will be applied to those funds allocated to the Fixed Account until the next Policy Anniversary. The then current rate declared by the Company will be applied to the Fixed Account for the next 12 months. The Company guarantees that it will credit interest to the Fixed Account at not less 3% annually. Subsequent interest rates may be higher or lower than those rates previously set by the Company.


VL1801NY                                                  14

--------------------------------------------------------------------------------
                               TRANSFER PROVISIONS
--------------------------------------------------------------------------------

GENERAL. A transfer is subject to the following:

1. The maximum number of transfers and number of transfers that may be made and are not subject to a Transfer Charge are shown on the Policy Data Page.

2. A Transfer Charge is deducted from the transferred amount prior to the allocation to the new Policy Option if a transfer exceeds the maximum number of free transfers, as stated on the Policy Data Page.

3. You may not make a transfer until after the Allocation Date.

4. The minimum and maximum amounts that may be transferred are shown on the Policy Data Page.

5. A transfer will be effective as of the end of the Business Day when We receive a transfer request acceptable to Us which contains all required information.

6. We are not liable for a transfer made in accordance with Your instructions.

7. We reserve the right to restrict the number of transfers per year and to restrict transfers from being made on consecutive Business Days.

8. Your right to make transfers is subject to modification if We determine, in Our sole opinion, that the exercise by one or more Owners is, or would be, to the disadvantage of other Owners. Restrictions may be applied in any manner reasonably designed to prevent any use of the transfer right which is considered by Us to be to the disadvantage of the other Owners. A modification could be applied to transfers to or from one or more of the Investment Divisions and could include, but may not be limited to:

     a. The requirement of a minimum time period between each transfer;

     b. Not accepting transfer requests of any person acting under a power of attorney on behalf of more than one Owner; or

     c. Limiting the dollar amount that may be transferred by an Owner at any one time.

9. During times of drastic economic or market conditions, We may suspend Your transfer rights temporarily without notice. We will, however, make every attempt to process Your request in a timely fashion.


SPECIAL  TRANSFER  OPTION.  As  previously  stated,  the amounts in the Separate
Account are not guaranteed and may increase or decrease based upon the investment experience of the Investment Divisions. Within 24 months after the Issue Date while this policy is in force, You may transfer all amounts in the Investment Divisions into the Fixed Account without a Transfer Charge, and without any evidence of insurability if such evidence would have been normally required.

This option is exercised only once, and once exercised, any subsequent transfer is subject to the conditions summarized in the previous provision.

VL1801NY                                                  15

--------------------------------------------------------------------------------
                              WITHDRAWAL PROVISIONS
--------------------------------------------------------------------------------

GENERAL. After the Allocation Date and while this Policy is in force, the Owner may withdraw all or part of the Withdrawal Value under this Policy by informing Us at Our Service Center.

A withdrawal may give rise to taxable income to You, and it is recommended that You seek competent tax advice before making any such withdrawal.

FULL WITHDRAWAL. For a full withdrawal, this Policy, or a Lost Policy Affidavit, must be returned to Our Service Center along with the withdrawal request.

Upon full withdrawal, the Owner will receive the Withdrawal Value.

PARTIAL WITHDRAWAL. If the withdrawal request does not specify from which Investment Division(s) or the Fixed Account from which the withdrawal is to be made, the request will be processed by making withdrawals from each Investment Division and the Fixed Account in proportion to their respective value at the time the withdrawal request is processed.

Withdrawal Charges. Each withdrawal from the Policy may be subject to Withdrawal Charges, in accordance with the table shown on the Policy Data Page and other provisions of this Policy. Earnings withdrawn are not subject to Withdrawal Charges.

For purposes of the Withdrawal Charge, withdrawals are treated as coming first from Earnings, and then from the oldest Remaining Premium. Any part of a withdrawal consisting of Earnings does not reduce Remaining Premium for the purpose of calculating Withdrawal Charges. The Withdrawal Charge is based on the Remaining Premiums withdrawn. We will deduct the Withdrawal Charge from the remaining value in Your Policy. However, in no case will the total amount received upon withdrawal be more than the Withdrawal Value.

Free Withdrawal Charge Amount. Each Policy Year an amount of up to the greater of 10% of any Remaining Premium paid as of the Business Day that the request for withdrawal is received, less any previous withdrawals taken during that Policy Year, or 100% of Earnings may be withdrawn without incurring a Withdrawal Charge. Withdrawals during the Policy Year in excess of this amount may be subject to a Withdrawal Charge. The amount available for withdrawal under this provision is not cumulative, and expires at the end of each Policy Year.

Effect of Withdrawal on Death Benefit. When a partial withdrawal is made, the Death Benefit under the Policy is decreased by an amount proportionate to the reduction in the Policy Value caused by the partial withdrawal (see Death Benefit Provisions for further details).

Partial withdrawals will not be permitted if the Death Benefit reduction would cause the Policy to fail to qualify as life insurance for federal tax purposes.


VL1801NY                                                  16

--------------------------------------------------------------------------------
                             POLICY LOAN PROVISIONS
--------------------------------------------------------------------------------

GENERAL. After the Allocation Date, You may receive a loan from the Policy as long as the Policy:

     1. Is in force and is not in the Grace Period; and

     2. Is properly assigned to Us as the sole security for the loan.

We reserve the right to defer granting a loan for any period permitted by applicable law, but in no event will such period be more than six months.

A loan may give rise to taxable income to You, and it is recommended that You seek competent tax advice before the taking of any such loan.

LOAN AMOUNT AVAILABLE. The maximum amount of any new loan taken is 90% of the Withdrawal Value in effect on the date We grant the loan.

LOAN TYPES. There are two types of loans under this Policy. Loans against Earnings are Preferred Loans, while all other loans are Regular Loans. For purposes of determining the type of loan, each loan will be treated as coming first from Earnings, and then from Premium.

We will determine the amount of a loan that is Preferred on the date of the loan, and We will redetermine the total amount of Preferred Loans on each Policy Anniversary.

LOAN ACCOUNT. All amounts held as security for any loan will be transferred to an account known as the Loan Account.

Unless otherwise specified by You, the loan will be processed from each Investment Division and Fixed Account proportionately based on their current value.

On each Policy Anniversary, if the Loan Account Value exceeds Debt, the excess will be transferred from the Loan Account to the Fixed Account and Investment Division(s) proportionately based on their current value. If Debt exceeds the Loan Account Value, the excess will be transferred from the Fixed Account and Investment Division(s) on a proportionate basis to the Loan Account.

If at any time Debt equals or exceeds the Policy Value less any applicable Withdrawal Charge in effect at that time, coverage under the Policy will continue according to the terms of the Grace Period.

LOAN ACCOUNT VALUE. On each Policy Anniversary, the Loan Account Value is set equal to the Debt. During the Policy Year, the Loan Account Value on any date is equal to the Loan Account Value on the prior Policy Anniversary, plus any new loans, less any loan repayments since the prior Policy Anniversary, plus any credited interest.

LOAN INTEREST CHARGED. Every loan on this Policy will accrue interest at the Policy Loan Rate as specified in the Policy Data Page. Loan interest is due on the Policy Anniversary. Loan interest not paid when due will be added to the loan principal.

VL1801NY                                                  17

--------------------------------------------------------------------------------
                         POLICY LOAN PROVISIONS (CONT'D)
--------------------------------------------------------------------------------

LOAN INTEREST CREDITED. The Loan Account Value will be credited interest, depending on the type of loan. See the Policy Data Page for the credited rate.

LOAN REPAYMENT. All or part of the Debt may be repaid at any time while this Policy is in force. To repay a loan in full, the loan repayment must equal the Debt.

Any payment received by Us which is intended as a loan repayment, rather than an additional Premium payment, must be identified as such.

Loan Repayments will first be applied to all Regular Loans.

Upon receipt of any loan repayment amounts, unless otherwise instructed, funds up to an amount equal to the Loan Account Value will be transferred from the Loan Account to the Fixed Account and Investment Division(s) proportionately based on their current value.

Failure to repay any loan or to pay any loan interest will not terminate this Policy unless the total Debt equals or exceeds the Policy Value less any applicable Withdrawal Charges in effect at that time.

--------------------------------------------------------------------------------

VL1801NY                                                  18

--------------------------------------------------------------------------------
                            DEATH BENEFIT PROVISIONS
--------------------------------------------------------------------------------

GENERAL. If the Last Surviving Insured dies while this Policy is in force, and after the expiration of all Contestable Periods, We will pay the Death Benefit Proceeds to the Beneficiary within 60 days after We receive at Our Service Center due proof of the Last Surviving Insured's death, as well as all other requirements We deem necessary.

The Death Benefit Proceeds are calculated on the date of payment and are equal to:

     1. The Death Benefit; plus
     2. Any Rider benefits payable as a result of the Last Surviving Insured's death; less
     3. Any Debt; less
     4. Any overdue Cost of Insurance Charge and Annual Policy Maintenance Charge if the Last Surviving Insured dies during the Grace Period.

If the Last Surviving Insured dies during a Contestable Period, We will complete Our investigation and determination of the validity of the Policy under New York law before any Death Benefit Proceeds are paid.

We will add interest to the resulting amount owed for the period from the date of death to the date of payment, as required by New York law. We will compute the interest at a rate We determine, but not less than the rate required by applicable New York law.

The  Death   Benefit   Proceeds   will  be  exempt   from  the   claims  of  the
Beneficiary's(ies') or assignees' creditors and from legal process to the extent New York law permits.

From the time of death of the Last Surviving Insured until the Death Benefit Proceeds are paid, any amount allocated to an Investment Division will be
subject   to   investment   risk.   This   investment   risk  is  borne  by  the
Beneficiary(ies).

DEATH BENEFIT CHANGES. After the Policy is issued and while both Insureds are alive, the Death Benefit can be increased at Your request. The amount may be increased twice within a Policy Year. The increase must be at least $5,000.

To increase the coverage We will require additional Premium and may require:

     1. A new application requesting the increase; and
     2. Evidence of insurability of each Insured satisfactory to Us.

While either Insured is alive, You may also request to decrease coverage. The decrease will be subject to the guideline premium limitation as defined in the Internal Revenue Code (as amended). Any such decrease will be limited so that no additional distribution of the Policy Value is required to comply with the guideline premium limitation.

The Initial Death Benefit will be adjusted for any increase or decrease in coverage in the same proportion as the change in the Death Benefit.

PROTECTION OF BENEFITS. No Beneficiary may commute, encumber, alienate or assign any payment under this Policy before it is due. To the extent permitted by New York law, no payment will be subject to the debts, contracts, or engagements of any Beneficiary. In addition, to the extent permitted by New York law, no payment will be subject to any judicial process to levy You or to attach the same for payment thereof.

VL1801NY                                                  19

--------------------------------------------------------------------------------
                        DEATH BENEFIT PROVISIONS (CONT'D)
--------------------------------------------------------------------------------

EFFECT OF PARTIAL WITHDRAWAL ON DEATH BENEFIT. A partial withdrawal will cause the Death Benefit and the Initial Death Benefit to decrease in direct proportion to the reduction in the Policy Value.

PAYMENT OF BENEFITS. Any amount payable at the death of the Last Surviving Insured under this Policy will be paid in a single sum unless otherwise agreed.

NOTIFICATION OF FIRST DEATH OF THE INSUREDS. You must notify Us in writing and give Us due proof of the first death of an Insured as soon as possible after such death.

ELECTION OF PAYMENT OPTIONS. The Owner may elect or change any payment option during the lifetime of either Insured. If no payment option is in effect at the Last Surviving Insured's death, a payment option may be elected by the Beneficiary. The election or change can be made by Written Request to the Company.

PAYMENT OPTIONS. In lieu of a single lump-sum payment, one of the following payment options, or other options made available by the Company, may be elected if the amount payable exceeds $2,000. If no Payment option is elected, monthly income payments will be made in accordance with Option 3 below, a lifetime payment with 120 or 240 months period certain.

OPTION 1 - BENEFITS AT INTEREST. Benefits may remain on deposit during the lifetime of the payee or for a specified period. Interest on the benefits will be paid annually, semi-annually, quarterly or monthly. The rate of interest will be no less than 4% per year. All or part of the benefits may be withdrawn at any time.

OPTION 2 - PAYMENT FOR A FIXED PERIOD. Benefits may be paid in annual, semi-annual, quarterly or monthly payments until the benefits, plus interest, have been paid in full. The rate per $1,000 of the monthly payment is shown in the Payment Option Table. The present value of any unpaid payments may be withdrawn at any time and will be paid if a payee dies before the last payment is made. If the payee dies before the guaranteed payments have been paid, the present value of the remaining guaranteed payments will be paid to a Benef iciary(ies) as designated by the payee. If no Beneficiary(ies) has been designated, the present value of the remaining guaranteed payments will be payable to the payee's estate.

OPTION 3 - LIFE INCOME. Benefits may be paid in annual, semi-annual, quarterly or monthly payments during the lifetime of the payee. A minimum number of payments may be guaranteed if desired. The rate per $1,000 of the monthly payment is shown in the Payment Option Table. Payment under this option is subject to satisfactory proof to the Company of the age of the payee. If the payee dies before the guaranteed payments have been paid, the present value of the remaining guaranteed payments will be paid to a Beneficiary(ies) as designated by the payee. If no Beneficiary(ies) has been designated, the present value of the remaining guaranteed payments will be payable to the payee's estate.

MINIMUM PAYMENTS. The minimum payment under Option 1 is $100. The minimum payment under Options 2 and 3 is $50. The frequency of the payments will be reduced so as to meet the minimums.

VL1801NY                                                  20

--------------------------------------------------------------------------------
                        DEATH BENEFIT PROVISIONS (CONT'D)
--------------------------------------------------------------------------------

EXCESS INTEREST. Excess interest as declared by the Company may be used to increase payments.

AVAILABILITY  OF OPTIONS.  These options are not available if the Beneficiary is
an  assignee,   corporation,   partnership,   association,   trustee,  executor,
administrator, or any fiduciary.

BASIS OF COMPUTATION. The actuarial basis for the Payment Option Table is the Annuity 2000 Mortality Table with interest at 3%, and a 1.00% load.

FREQUENCIES OF PAYMENTS. The payments shown in the Payment Option Table are monthly payments. Payments may be made annually, semi-annually or quarterly, and are calculated by the Company as follows:

            NUMBER OF PAYMENTS                    METHOD OF
                PER YEAR                         CALCULATION
                  One                          Monthly Payment
                                            Multiplied by 11.839

                  Two                          Monthly Payment
                                             Multiplied by 5.963

                 Four                         Monthly Payment
                                             Multiplied by 2.993



VL1801NY                                                  21

--------------------------------------------------------------------------------
                              PAYMENT OPTION TABLE
--------------------------------------------------------------------------------

The following table is for a Policy whose net benefits are $1,000, and will apply pro rata to the amount payable under this Policy.

    OPTION 2                                       MONTHLY INSTALLMENTS UNDER OPTION 3

  No. of  Monthly  Age      No. of Mos.     Age       No. of Mos.     Age     No. of Mos.     Age      No. of Mos.
  Monthly Install- of         Certain       of          Certain       of        Certain       of         Certain
 Install-  ments  Payee                    Payee                     Payee                   Payee
   ments
                  Male    Life  120   240  Male    Life   120   240 Female Life   120  240  Female Life    120  240

    60    17.77    26     3.08 3.08  3.07   63     5.35  5.20  4.72   26   2.99  2.99 2.98    63    4.89  4.81  4.54
    72    15.02    27     3.10 3.10  3.09   64     5.50  5.32  4.79   27   3.01  3.01 3.00    64    5.02  4.93  4.61
    84    13.06    28     3.13 3.12  3.12   65     5.66  5.46  4.85   28   3.03  3.03 3.02    65    5.15  5.05  4.68
    96    11.59    29     3.15 3.15  3.14   66     5.83  5.59  4.91   29   3.05  3.05 3.04    66    5.30  5.17  4.75
   108    10.45    30     3.18 3.17  3.16   67     6.02  5.74  4.97   30   3.07  3.07 3.06    67    5.45  5.30  4.82
   120     9.54    31     3.20 3.20  3.19   68     6.21  5.89  5.03   31   3.09  3.09 3.09    68    5.61  5.45  4.89
   132     8.80    32     3.23 3.23  3.22   69     6.42  6.04  5.08   32   3.12  3.12 3.11    69    5.79  5.59  4.96
   144     8.18    33     3.26 3.26  3.24   70     6.65  6.20  5.13   33   3.14  3.14 3.13    70    5.98  5.75  5.02
   156     7.65    34     3.29 3.29  3.27   71     6.88  6.36  5.18   34   3.17  3.17 3.16    71    6.19  5.91  5.08
   168     7.20    35     3.33 3.32  3.30   72     7.14  6.53  5.22   35   3.20  3.19 3.18    72    6.41  6.08  5.13
   180     6.82    36     3.36 3.35  3.33   73     7.41  6.70  5.26   36   3.22  3.22 3.21    73    6.65  6.26  5.19
   192     6.48    37     3.40 3.39  3.37   74     7.70  6.87  5.29   37   3.25  3.25 3.24    74    6.92  6.44  5.23
   204     6.18    38     3.43 3.43  3.40   75     8.00  7.04  5.32   38   3.29  3.28 3.27    75    7.20  6.63  5.27
   216     5.92    39     3.47 3.47  3.44   76     8.33  7.22  5.35   39   3.32  3.31 3.30    76    7.51  6.83  5.31
   228     5.68    40     3.51 3.51  3.47   77     8.69  7.39  5.37   40   3.35  3.35 3.33    77    7.84  7.03  5.34
   240     5.47    41     3.56 3.55  3.51   78     9.07  7.57  5.39   41   3.39  3.38 3.37    78    8.20  7.23  5.37
   252     5.28    42     3.60 3.59  3.55   79     9.47  7.74  5.41   42   3.43  3.42 3.40    79    8.59  7.43  5.39
   264     5.11    43     3.65 3.64  3.59   80     9.91  7.91  5.42   43   3.47  3.46 3.44    80    9.01  7.62  5.41
   276     4.95    44     3.70 3.69  3.63   81    10.37  8.07  5.43   44   3.51  3.50 3.47    81    9.47  7.82  5.42
   288     4.81    45     3.75 3.74  3.68   82    10.87  8.22  5.44   45   3.55  3.54 3.51    82    9.96  8.00  5.43
   300     4.67    46     3.81 3.79  3.72   83    11.40  8.37  5.45   46   3.60  3.59 3.55    83   10.50  8.18  5.44
                   47     3.87 3.84  3.77   84    11.97  8.51  5.46   47   3.64  3.63 3.60    84   11.08  8.35  5.45
                   48     3.93 3.90  3.82   85    12.57  8.64  5.46   48   3.69  3.68 3.64    85   11.71  8.51  5.46
                   49     3.99 3.96  3.87   86    13.22  8.76  5.46   49   3.75  3.73 3.69    86   12.39  8.65  5.46
                   50     4.05 4.02  3.92   87    13.90  8.87  5.47   50   3.80  3.79 3.74    87   13.12  8.78  5.47
                   51     4.12 4.09  3.98   88    14.63  8.97  5.47   51   3.86  3.84 3.79    88   13.90  8.89  5.47
                   52     4.20 4.16  4.03   89    15.40  9.06  5.47   52   3.92  3.90 3.84    89   14.72  9.00  5.47
                   53     4.27 4.23  4.09   90    16.22  9.14  5.47   53   3.99  3.97 3.89    90   15.58  9.09  5.47
                   54     4.35 4.31  4.15   91    17.09  9.21  5.47   54   4.06  4.03 3.95    91   16.49  9.17  5.47
                   55     4.44 4.38  4.21   92    18.02  9.28  5.47   55   4.13  4.10 4.01    92   17.43  9.24  5.47
                   56     4.53 4.47  4.27   93    19.00   9.34 5.47   56   4.21  4.18 4.07    93   18.42  9.30  5.47
                   57     4.63 4.56  4.33   94    20.04  9.39  5.47   57   4.29  4.25 4.13    94   19.44  9.36  5.47
                   58     4.73 4.65  4.40   95    21.17  9.43  5.47   58   4.37  4.33 4.19    95   20.51  9.40  5.47
                   59     4.84 4.75  4.46   96    22.38  9.46  5.47   59   4.47  4.42 4.26    96   21.64  9.44  5.47
                   60     4.95 4.85  4.53   97    23.70  9.49  5.47   60   4.56  4.51 4.33    97   22.86  9.47  5.47
                   61     5.07 4.96  4.59   98    25.18  9.51  5.47   61   4.67  4.61 4.40    98   24.20  9.50  5.47
                   62     5.21 5.08  4.66   99    26.85  9.52  5.47   62   4.78  4.71 4.47    99   25.71  9.51  5.47



VL1801NY                                                  22